UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ORTHOPEDIATRICS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ORTHOPEDIATRICS CORP.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2025

We are pleased to notify you that we will hold the 2025 annual meeting of our stockholders on May 23, 2025, at 11:30 a.m., Eastern Time, at The St. Louis Club, 7676 Forsyth Blvd., St. Louis, Missouri 63105 for the following purposes:
1.    To elect four directors, each to serve until the 2028 annual meeting of our stockholders;
2.    To approve, on an advisory basis, the compensation of our executive officers who are named in the compensation disclosures in the accompanying Proxy Statement;
3.    To approve, on an advisory basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
4.    To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Our Board of Directors has established the close of business on March 28, 2025 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to all of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 11, 2025, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2025 annual meeting of stockholders and our 2024 annual report to stockholders. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of OrthoPediatrics Corp. We look forward to seeing you at the annual meeting.

ORTHOPEDIATRICS CORP.

Daniel J. Gerritzen Secretary
April 1, 2025
Warsaw, Indiana

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS OF
ORTHOPEDIATRICS CORP.
to be held May 23, 2025
INTRODUCTION
The Board of Directors of OrthoPediatrics Corp. is soliciting proxies from stockholders for its use at the 2025 annual meeting of stockholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on May 23, 2025, at 11:30 a.m., Eastern Time, at The St. Louis Club, 7676 Forsyth Blvd., St. Louis, Missouri 63105.
To improve readability, OrthoPediatrics Corp., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we” or “our” or “us”) and will address its stockholders using second-person words (such as “you” or “your”). We will also sometimes refer to OrthoPediatrics Corp., as “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.” References to our “Proxy Committee” will refer to David R. Bailey and Bryan W. Hughes, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by stockholders that sign and return such proxy cards.
This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.
On or about April 11, 2025, we will commence sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
This proxy statement and our 2024 annual report to stockholders are available for viewing, printing and downloading at www.orthopediatrics.com under the Investors/Financial & Filings page. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2024 on the website of the Securities and Exchange Commission at www.sec.gov, or at www.orthopediatrics.com under the Investors/Financial & Filings page. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by following the instructions included on the Important Notice Regarding the Availability of Proxy Materials or by sending a written request to: OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, Attention: Secretary.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:
1.To elect four directors, each to serve until the 2028 annual meeting of our stockholders;

2.To approve, on an advisory basis, the compensation of our executive officers who are named in the compensation disclosures in this proxy statement;

3.To approve, on an advisory basis, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
4.To transact such other business as may properly come before the meeting.
Stockholders Entitled to Vote at the Meeting
Our Board has established the close of business on March 28, 2025 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 24,831,427 of our common shares were issued and outstanding, held by approximately 681 registered stockholders of record. Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.
Voting Shares By Proxy That You Hold In Your Name
You have two choices:
1VOTE BY INTERNET - http://www.investorvote.com/KIDS. Use the Internet to transmit your voting instructions up until 1:00 A.M. Eastern Time on May 23, 2025. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

2VOTE BY MAIL – If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Proxy Services, c/o Computershare Investor Services, PO Box 43102, Providence, RI 02940-5068.
Voting Shares That You Hold in Brokerage or Similar Accounts
Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 through 3. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 through 3 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote “for,” “against” or “abstain” with respect to:

•the nonbinding advisory proposal on the compensation of our named executive officers (Proposal 2 on the proxy card); and

•the nonbinding advisory proposal on the approval of the appointment of Deloitte & Touche LLP (Proposal 3 on the proxy card).

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the Proxy Committee in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Our Board’s Voting Recommendations
Our Board recommends that you vote:
•FOR the election as directors of the four individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

•FOR the approval, on an advisory basis, of the compensation of our executive officers who are named in the compensation disclosures in this proxy statement (Proposal 2 on the proxy card); and

•FOR the approval, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 (Proposal 3 on the proxy card).

If any other matter is properly brought before the annual meeting, the Company – through the individuals named in the proxy and acting as our “Proxy Committee,” or their designees, and pursuant to the blanket authorization granted under the proxy – will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Approve Each Proposal
Four positions on our Board are scheduled to be filled by vote of the stockholders at the annual meeting. As a stockholder, you are entitled to cast one vote per share for each of up to four nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing four times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the four highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
A majority of the votes cast at the meeting will approve: (i) the proposal to approve, on an advisory basis, the compensation of our named executive officers; (ii) the proposal to approve, on an advisory basis, the appointment of Deloitte & Touche LLP; and (iii) all other matters that arise at the annual meeting. Shares voted “for” the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” the proposal but shall be included for purposes of determining whether a quorum is present.
Please note, however, that because the votes on the compensation of our named executive officers and the appointment of Deloitte & Touche LLP are each advisory in nature, the results of such votes will not be binding upon our Board or its committees.
Quorum
Delaware law provides that any stockholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Delaware law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by stockholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the three numbered proposals specifically described by this proxy statement, be presented for consideration or action by our stockholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our certificate of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.
Revocation of Proxies or Voting Instructions
A stockholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a stockholder of record has voted via the Internet, such stockholder may also change that vote with a timely and valid later Internet vote or by voting at the meeting by ballot. Attendance at the meeting will not have the effect of revoking a proxy unless a stockholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the stockholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and distributing this proxy statement and the enclosed form of proxy. After the initial distribution of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of 11 directors who are divided into three classes. All of the current directors were members of our Board at the conclusion of the 2024 annual meeting of stockholders. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. Pursuant to that certain Stockholders’ Agreement, dated October 16, 2017, between Squadron Capital LLC (“Squadron”) and the Company (the “Stockholders’ Agreement”), Squadron has caused the Company to nominate three appointed individuals to serve as directors. The persons nominated by Squadron are designated as “Squadron Directors” below. The current classification of our Board is:

Terms expiring at this annual meeting:     Fred L. Hite, Bryan W. Hughes, Samuel D. Riccitelli and Mark C. Throdahl

Terms expiring at the 2026 annual meeting:     George S. M. Dyer, MD, David R. Pelizzon (Squadron Director), Harald Ruf (Squadron Director) and Terry D. Schlotterback

Terms expiring at the 2027 annual meeting:     David R. Bailey, Marie C. Infante (Squadron Director) and Jimmy D. McDonald

Our Board, on the recommendation of its Corporate Governance Committee, has nominated Mr. Hite, Mr. Hughes, Mr. Riccitelli, and Mr. Throdahl for election at this year’s annual meeting. If elected, each of these four nominees will serve on our Board until the 2028 annual meeting, or until his successor is duly elected and qualified in accordance with the Company’s bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.

Below is certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and our Board to determine that the person should be elected (or should continue to serve even if not standing for election) as a director for the Company in 2025.
Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our Audit, Compensation and Corporate Governance Committees. The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiaries that are not required to be described by this proxy statement and which are therefore not identified in the information below.
Elsewhere in this proxy statement you will find information concerning the numbers of our common shares that are beneficially owned by each of our directors (see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”) and information regarding the compensation of our directors (see “EXECUTIVE AND DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all four of the nominees named below.

The following persons have been nominated for election to the Board:

Nominees for Election at this Annual Meeting (with Terms to Expire at the 2028 Annual Meeting)

Fred L. Hite, 57, has served as our Chief Financial Officer since February 2015, as our Chief Operating Officer since June 2020, and as a director since August 2015. Prior to joining our company, from 2004 through 2014, Mr. Hite served as the Chief Financial Officer and Investor Relations Officer of Symmetry Medical Inc., ("Symmetry"), a company previously listed on the New York Stock Exchange. Prior to joining Symmetry, Mr. Hite spent 13 years with General Electric Corporation in a variety of financial positions and areas including commercial, manufacturing, sourcing and services. Mr. Hite earned a Bachelor of Science in Finance from the Indiana University Kelley School of Business. We believe Mr. Hite’s financial acumen and public company management experience qualify him to serve on our board of directors.

Bryan W. Hughes, 47, has served as a director since 2012. Mr. Hughes is the Managing Director and Group Head of Medical Technology Investment Banking at P&M Corporate Finance, LLC, an investment bank providing merger and acquisition services to companies throughout North America and Europe, a position he has held since 2008. Mr. Hughes earned a B.B.A. with an emphasis in Finance and Accounting from the Stephen M. Ross School of Business at the University of Michigan. Mr. Hughes is a licensed securities representative, holding Series 7 and 63 registrations. We believe Mr. Hughes’s experience advising private and public medical technology companies in strategic, financial and transaction related matters qualifies him to serve on our board of directors.

Samuel D. Riccitelli, 66, has served as a director since December 2017. Mr. Riccitelli served as a board director for Biocept, Inc. (Nasdaq: BIOC), a cancer diagnostics company, from October 2020, Chairman of the Board from July 2021, and interim President and Chief Executive Officer from February 2022 to June 2023. From 2019 to 2020 he served as Chief Executive Officer of Pathnostics, a privately-owned infectious disease diagnostics company. From 2017 to 2019, Mr. Riccitelli served as Chairman of the Board of Directors of Precipio, Inc. (Nasdaq: PRPO). From 2012 to 2017, Mr. Riccitelli served as President and Chief Executive Officer and a director of Signal Genetics, Inc., a publicly traded molecular diagnostic company that was ultimately sold to Miragen Therapeutics, Inc. Mr. Riccitelli was also previously the Executive Vice President and Chief Operating Officer of Genoptix, Inc., a publicly traded diagnostic company that was sold to Novartis in 2011. We believe Mr. Riccitelli’s extensive experience with healthcare companies, particularly emerging companies, qualifies him to serve on our board of directors.

Mark C. Throdahl, 74, was appointed Chairman of the Board of Directors in 2024. Prior to his transition to Chairman of the Board, Mr. Throdahl previously served as our Executive Chairmen from June 2021 until 2024 and Chief Executive Officer from January 2011 until June 2021 and has served as a director since 2009. Prior to joining our company, Mr. Throdahl served from 2008 to 2009 as a Group President of Zimmer Holdings, Inc., a worldwide leader in orthopedic implants. Mr. Throdahl previously served from 2001 to 2007 as the Chief Executive Officer and director of Consort Medical plc in London, United Kingdom. During a 13 year career at Becton Dickinson & Co., he served as Senior Vice President of the Drug Delivery sector and President of Nippon Becton Dickinson in Tokyo. Mr. Throdahl began his career at Mallinckrodt, Inc. Mr. Throdahl is a graduate of Princeton University and earned an MBA from Harvard Business School. We believe Mr. Throdahl’s leadership of both large organizations and growing businesses qualifies him to serve on our board of directors.

The following persons will continue as directors:

Continuing Directors of the Class with Terms Expiring at the 2026 Annual Meeting

George S. M. Dyer, MD, 57, was appointed as a director effective April 28, 2023. Dr. Dyer is currently an attending upper extremity surgeon on both the Hand and Upper Extremity Service and the Orthopedic Trauma Service at Brigham and Women’s and Children’s Hospital in Boston, Massachusetts. He first joined the staff at Brigham and Women's Hospital in 2008. Additionally, Dr. Dyer is an Associate Professor of Orthopedic Surgery at Harvard Medical School, a position he has held since 2017. He graduated from Harvard Medical School, the Harvard Combined Orthopedic Residency Program and the Upper Extremity Fellowship of the Brigham and Women’s Hospital and Children's Hospital. Dr. Dyer specializes in upper extremity adult trauma surgery, as well as complex post-traumatic reconstruction of the shoulder, elbow, wrist and hand concerning adults. In addition to his roles with Brigham and Women’s Hospital and Children’s Hospital and Harvard Medical School, Dr. Dyer serves in the United States Navy, Medical Corps (reserve). We believe Dr. Dyer's orthopedic surgery experience qualify him to serve on our board of directors.

David R. Pelizzon, 69, has served as a director since 2011. Mr. Pelizzon was nominated pursuant to the Stockholders’ Agreement with Squadron. Mr. Pelizzon is the President of Squadron and a member of its Managing Committee, positions he has held since 2008. Since June 2020, Mr. Pelizzon has also served as a director of Alphatec Holdings, Inc. (Nasdaq: ATEC), a medical technology company focused on the design, development, and advancement of technology for the surgical treatment of spinal disorders. Prior to joining Squadron, Mr. Pelizzon was the Managing Director of Precision Edge Surgical Products Company from 2005 to 2008. Mr. Pelizzon is a retired U.S. Army officer who served nearly 30 years on active duty in airborne and special operations units. Mr. Pelizzon is a graduate of the U.S. Military Academy and earned advanced degrees from Harvard University and the U.S. Naval War College. We believe Mr. Pelizzon’s leadership and management experience qualify him to serve on our board of directors.

Harald Ruf, 71, has served as a director since April 2017. Mr. Ruf was nominated pursuant to the Stockholders’ Agreement with Squadron. Mr. Ruf has worked for Squadron since 2014, first as Chief Financial Officer and currently as Chief Operating Officer. Mr. Ruf served on the board of directors of Chromogenex Limited, based in the United Kingdom, from 2014 to 2016. From 2010 to 2016, Mr. Ruf served as a Managing Partner of Teuscher Ruf & Walpole, LLC, an accounting firm providing tax, audit and consulting services. He is also the Chairman of Ruf Enterprises, LLC, a holding company that he co-founded 1993. During his career, he has co-founded a number of successful companies across several industries. Mr. Ruf is a graduate of Brigham Young University, where he earned a Bachelor of Science in Accounting, and he is an Emeritus Licensed Certified Public Accountant in Utah and an Inactive Licensed Certified Public Accountant in California. Mr. Ruf has served as an officer and board member for local and national companies and associations and has been recognized nationally for such service. We believe Mr. Ruf’s 35+ years of executive level experience in several industries, including medical device manufacturing, qualifies him to serve on our board of directors.

Terry D. Schlotterback, 69, has served as a director since 2009 and was appointed as Lead Independent Director in June 2021, while previously serving as Chairman of the Board of Directors from September 2013 to June 2021. Mr. Schlotterback was also employed by us from February 2009 to February 2010. Prior to joining our board of directors, Mr. Schlotterback worked for Zimmer from 1982 to 1992 and from 1996 to 2006, where he served in various leadership positions in sales, marketing and research and development, including as President of the Trauma and Spinal divisions. Prior to joining Zimmer, Mr. Schlotterback served in senior management roles for Mitek Surgical Products from 1992 to 1995. Mr. Schlotterback is a founder of the Warsaw, Indiana chapter of VisionTech Angels, an investment group, and TDS Consulting, LLC, which provides consulting services to medical startup companies. Mr. Schlotterback also serves as a board member of OrthoLazer Inc. and as an Advisor for Ignite Orthopedics Inc. Mr. Schlotterback earned a Bachelor of Science in Mechanical Engineering Technology from Purdue University. We believe Mr. Schlotterback's extensive experience in the medical device field qualifies him to serve on our board of directors.

Continuing Directors of the Class with Terms Expiring at the 2027 Annual Meeting

David R. Bailey, 46, was appointed to serve as the Company’s President and Chief Executive Officer effective June 1, 2021, and as a director effective November 3, 2021. He joined OrthoPediatrics in 2007 and has spent most of his career helping build the company from its early start-up days, to a publicly traded company. During his tenure, Mr. Bailey has held multiple leadership positions of increasing responsibility, including Domestic and International Sales, Operations and oversight of the Trauma & Deformity Correction and Scoliosis business units. As an early employee in the Company’s life cycle, Mr. Bailey was instrumental in setting the strategic agenda for the Company, raising start-up capital, championing new product development, and establishing a global distribution network. Prior to joining the Company, Mr. Bailey worked as a sales representative and independent distributor for Smith & Nephew Orthopaedics. He attended Purdue University in Lafayette and holds a Bachelor of Science in Sales and Sales Management. He has continued his education at the Harvard Business School, where in 2020, he completed the Professional Leadership Development program. We believe Mr. Bailey's extensive knowledge of the Company and all facets of its business and his experience in the medical device industry qualify him to serve on our board of directors.

Marie C. Infante, 75, has served as a director since 2014. Ms. Infante was nominated pursuant to the Stockholders’ Agreement with Squadron. Her prior experience as a director includes educational, non-profit, and professional organizations. Ms. Infante has more than 25 years of experience as a healthcare lawyer and a certified compliance professional. Since 2013, she has been an active consultant and senior advisor in the healthcare industry. Recent affiliations have included Avalon Healthcare Services, Zimmet Healthcare Services Group, Triple Tree Capital Partners and BDO Center for Healthcare Excellence and Innovation. From 2006 to 2013, she served as the Senior Vice President, Chief Compliance Officer and General Counsel for Healthcare Law for a $3 billion leader in post-acute healthcare services whose 42,000 employees cared for over 60,000 patients annually. Her industry expertise also stems from 15 years as a clinical specialist in orthopedic nursing. Ms. Infante is a graduate of the University of Maryland, where she earned a Bachelor of Science in Nursing and a Master of Science. She also holds an MBA from Loyola University and a JD from the Catholic University of America. We believe Ms. Infante’s clinical orthopedic experience and knowledge as a healthcare lawyer and compliance expert qualify her to serve on our board of directors.

Jimmy D. McDonald, 64, was appointed to the OrthoPediatrics Board in October 2022. Mr. McDonald retired from TE Connectivity ("TE"), a global industrial technology leader for connectivity and sensor solutions, in December 2022, at which time he served as Vice President and Chief Supply Chain Officer. He served as a member of its Operating Committee, which oversees and guides the overall operation of the organization. He continues his work with TE by currently serving as a member of its Operating Committee, which oversees and guides the overall operation of the organization. Prior to joining TE in 2013, Mr. McDonald worked for Honeywell Aerospace serving as Vice President of Strategic Sourcing. Prior to that, he spent 24 years with General Motors in diverse roles with increasing responsibilities within global operations. Mr. McDonald is also a founding member and Co-Executive sponsor of the TE African Heritage Employee Resource Group and a board member of the TE Foundation. Mr. McDonald graduated from Oakland University in Rochester, Michigan, where he received a Bachelor of Science degree in Business Administration. He also completed the Executive Development Program at the Kellogg School of Business at Northwestern University. We believe Mr. McDonald's experience in global business operations qualify him to serve on our board of directors.
Oversight of Social Impact Matters
OrthoPediatrics was founded on the cause of impacting the lives of children with orthopedic conditions. Since inception we have impacted the lives of over 1,140,000 children when including those served by our acquired companies. We believe we should continue to expand our social impact, create an inclusive culture, and ensure good corporate governance practices.
We encourage you to review our Social Impact page under the "About" section of our corporate website for more detailed information regarding our social impact efforts and current initiatives. On our website, among other information, are the following highlights:
•The Company and its associates regularly participate in philanthropic causes important to our local communities. We also partner with charitable organizations that provide pediatric orthopedic care around the world. In 2020 we were named as "Corporate Partner of the Year" by the World Pediatric Project - with whom we continue to work to provide access to medical care for children in developing countries.

•We are committed to fostering an environment that is respectful, compassionate, and inclusive of everyone in our community, which is communicated in our diversity and inclusion policy. For nine years, we have been recognized by the Indiana Chamber of Commerce - Best Places to Work in Indiana.

•The Company and its Board of Directors understand the value of diversity. In 2022 and again in 2023, the Company added diverse Directors to our Board.

We believe effectively managing our priorities, as well as increasing our transparency related to social impact programs, will help create long-term value for our stakeholders. We expect to continue to increase our disclosures and communicate our social impact efforts in future SEC filings.

Nothing on our website shall be deemed part of or incorporated by reference into this Definitive Proxy Statement on Schedule 14A.

Board Leadership Structure
Our Board is currently led by its Chairman of the Board, Mr. Throdahl. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company. Additionally, the Board appointed Mr. Schlotterback, the Board's former Chairman, to serve as Lead Independent Director. In light of the Chairman of the Board's extensive history with and knowledge of the Company, and because of the role of the Lead Independent Director in the Board's leadership and in reinforcing its independence, the Board believes that it is advantageous for the Company to have Mr. Throdahl serve as Chairman of the Board. During the 2024 year, Mr. Throdahl's title changed from Executive Chairman to Chairman of the Board.
The Lead Independent Director is empowered to, among other duties and responsibilities, assist the Board of Directors in assuring effective corporate governance and to serve as chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. As a result, while the Company's Corporate Governance Guidelines do not require a Lead Independent Director, the Board believes that, at this time, the Lead Independent Director can help ensure the effective independent functioning of the Board in its oversight responsibilities.
While our Board has concluded that the current leadership structure is appropriate at this time, it will continue to periodically review its leadership structure and will make such changes in the future as it deems appropriate.
Director Independence
Our Board of Directors currently consists of 11 members. Our Board has determined that Dr. Dyer, Mr. Hughes, Ms. Infante, Mr. McDonald, Mr. Riccitelli, Mr. Schlotterback, Mr. Ruf, and Mr. Pelizzon are independent directors in accordance with the listing requirements of the Nasdaq Global Market ("Nasdaq"). The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Role of Board in Risk Oversight Process
Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The Audit Committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditors and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.
The Company’s management also keeps our Board informed of cybersecurity developments by providing periodic updates on preventive measures being taken to avoid attacks, as discussed in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. As the Company reviews and updates it cybersecurity plans and policies over time, it will continue to take the steps necessary to ensure effective Board oversight of this area and will provide disclosures relating to such oversight that are consistent with the SEC’s regulations and guidance.

Committees and Attendance

Our Board held seven meetings during 2024. During that time, no member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director), and (ii) the total number of meetings held by all committees of the Board on which he or she served (held during the period that such director served).

Our Board has established three standing committees – Audit, Compensation, and Corporate Governance – each of which operates under a charter that has been approved by our Board.

Audit Committee
Out Audit Committee comprises Mr. Hughes, Mr. Riccitelli, and Mr. Schlotterback. The committee met five times during 2024. Mr. Hughes serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Hughes is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Our Board has determined that each of Mr. Hughes, Mr. Riccitelli and Mr. Schlotterback is independent under the applicable rules and regulations of Nasdaq and meets the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things: appointing our independent registered public accounting firm; evaluating the qualifications, independence, and performance of our independent registered public accounting firm; approving the audit and non-audit services to be performed by our independent registered public accounting firm; reviewing the design, implementation, adequacy, and effectiveness of our internal accounting controls and our critical accounting policies; discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements; reviewing, overseeing, and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our Board any changes to such investment policy; reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations; preparing the report that the SEC requires in our annual proxy statement; reviewing and approving any related person transactions and reviewing and monitoring compliance with our code of business conduct and ethics; and reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter. The Audit Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.

Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.
Compensation Committee
Our Compensation Committee comprises Mr. Schlotterback, Dr. Dyer, and Mr. McDonald. The committee met three times during 2024. Mr. Schlotterback serves as the chairperson of the committee. Our Board has determined that each of Mr. Schlotterback, Dr. Dyer, and Mr. McDonald is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee operates under a written charter, which the Compensation Committee reviews and evaluates at least annually. The Compensation Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
The Compensation Committee reviews and approves policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves the issuance of restricted stock and other awards under our equity incentive plan. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.
Corporate Governance Committee
Our Corporate Governance Committee comprises Ms. Infante, Mr. McDonald, and Mr. Riccitelli. The committee met two times during 2024. Ms. Infante serves as the chairperson of the committee. Our Board has determined that each of Ms. Infante, Mr. McDonald, and Mr. Riccitelli is independent under the applicable rules and regulations of Nasdaq. The Corporate Governance Committee operates under a written charter, which the Corporate Governance Committee reviews and evaluates at least annually. The Corporate Governance Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
The Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

Compensation Committee Interlocks and Insider Participation

From February 2009 to February 2010, Mr. Schlotterback served as an officer of our company. No other member of our Compensation Committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Clawback Policy

In November 2023, the Compensation Committee adopted a Clawback Policy (the "Clawback Policy"). The Clawback Policy is designed to comply with Section 10D and Rule 10D-1 of the Exchange Act and applicable Nasdaq rules. A copy of the policy was attached as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Insider Trading Policy and Hedging

We maintain an insider trading policy for securities transactions applicable to all officers, directors, and employees of the Company which prohibits engaging in short sales, transactions in puts, calls, or other derivative instruments, hedging transactions, and other short-term or speculative transactions with respect to our stock at any time. In addition, our insider trading policy prohibits our officers, directors, and employees from trading during quarterly and special blackout periods. A copy of the policy was attached as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Code of Ethics and Business Conduct Policy
We have adopted a written code of ethics and business conduct policy that applies to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer. Our Code of Ethics and Business Conduct Policy is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code and policy.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in order to assist in the exercise of the Board’s duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:
•the business and affairs of the Company will be managed by or under the direction of the Board, including through one or more of its committees;
•each director is expected to spend the time and effort necessary to properly discharge his or her responsibilities, including becoming and remaining well-informed about the Company’s business and operations and general business and economic trends affecting the Company;
•a majority of the members of our Board shall be independent directors;
•the independent directors meet at least twice a year in executive session;
•directors have full and free access to the Company’s management;
•the Board and each committee of the Board have the power to hire and consult with independent advisors; and
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.
Our corporate governance guidelines are available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
Director Nomination Process
In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Corporate Governance Committee expects every nominee to have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. We also value experience on other public company boards of directors and board committees.
The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our Corporate Governance Committee and our Board to conclude each such director should continue to serve as a director of our company. Our Corporate Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.
Our Corporate Governance Committee does not have a policy (formal or informal) with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the value of diversity (with respect to gender, ethnicity and other factors) of our Board members. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders have the right under our bylaws to directly nominate director candidates for election at an annual meeting of stockholders, without any action or recommendation on the part of the Corporate Governance Committee or our Board of Directors, by submitting to the Company (i) the name of each director nominee, together with appropriate biographical information and background materials, (ii) information with respect to the stockholder or group of stockholders making the nomination, including the number of shares of common stock owned by such stockholder or group of stockholders, and (iii) a representation as to whether such stockholder will be or is part of a group that will deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to elect the nominee, and by otherwise complying with the requirements of our bylaws. Such information should be submitted to: OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582. Pursuant to an agreement with the Company, Squadron has the right to designate up to four nominees for election to the Company's Board of Directors, depending on the percentage of capital stock beneficially owned by Squadron. Currently, three members of the Company's Board are Squadron designees.
Communication with Directors and Director Attendance at Annual Meetings
    Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors, OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, Attention: Secretary. The Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that the Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the chairman of the Audit Committee.
Our Board has adopted a resolution that declares that it is the policy of the Board that all members of the Board, regardless of whether they are standing for election at any such meeting, are strongly encouraged to attend each annual meeting of the stockholders of the Company that occurs during their tenure on our Board. With the exception of David Pelizzon, George Dyer, and Terry Schlotterback, all of the directors who were members of the Board at the time of the 2024 annual meeting of stockholders attended the 2024 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:
•    each person known by us to beneficially own more than 5% of our common stock;
•    each of our named executive officers;
•    each of our directors (including the director nominees); and
•    all of our directors and executive officers as a group,
based upon 24,831,427 shares of common stock outstanding as of March 28, 2025.
Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.
Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of March 28, 2025 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:
Squadron Capital LLC(1)	6,901,764	27.8%
Brown Capital Management, LLC(2)	1,882,405	7.6%
Brown Advisory Incorporated(3)	1,621,102	6.5%
BlackRock, Inc.(4)	1,285,948	5.2%

Named Executive Officers and Directors:
David R. Pelizzon(5)	6,926,311	27.9%
David R. Bailey(6)	319,155	1.3%
Fred L. Hite(7)	207,989	*
Mark C. Throdahl(8)	181,977	*
Gregory A. Odle(9)	148,788	*
Joseph W. Hauser(10)	137,663	*
Daniel J. Gerritzen(11)	110,767	*
Harald Ruf(12)	21,647	*
Terry D. Schlotterback(13)	20,764	*
Bryan W. Hughes(14)	12,826	*
Samuel D. Riccitelli(15)	12,022	*
Marie C. Infante(16)	11,365	*
Jimmy D. McDonald (17)	4,731	*
George S. M. Dyer, MD (18)	4,731	*
All executive officers and directors as a group (14 persons)(19)	8,120,736	32.7%
* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)Based in part on information contained in a Schedule 13D filing made by Squadron Capital LLC with the SEC. Squadron is the record owner of 6,901,764 shares of common stock. Squadron is a manager-managed limited liability company. Its voting and investment decisions are made by its managing committee, consisting of Jennifer N. Pritzker and David R. Pelizzon. In such capacity, each of Ms. Pritzker and Mr. Pelizzon may be deemed to beneficially own the shares of common stock held directly by Squadron. Mr. Pelizzon is a director of the Company and owns 24,547 shares of common stock and 4,640 restricted shares that Mr. Pelizzon has the ability to vote, but is restricted from transferring until their vesting date. In addition to the Squadron holdings, Ms. Pritzker owns 10,900 shares of common stock directly and 3,807 shares of common stock indirectly through other affiliated persons and foundations. Squadron is a subsidiary of and controlled by Squadron Capital Holdings LLC. In such capacity, Squadron Capital Holdings LLC may be deemed to beneficially own the shares of common stock held directly by Squadron. The voting and investment decisions of Squadron Capital Holdings LLC are made by its managing committee, consisting of Mary Parthe, David Pelizzon and Michelle Nakfoor. The members of the managing committee of Squadron Capital Holdings LLC disclaim beneficial ownership as a result of serving as members of the managing committee. The address of the principal business and principal office of each of Squadron and Mr. Pelizzon is 18 Hartford Rd., Granby, CT 06035. The address of the principal business and principal office of each of Squadron Capital Holdings LLC and Ms. Pritzker is 104 S. Michigan Ave., Chicago, IL 60603.
(2)According to a Schedule 13G/A filed with the SEC on February 14, 2025, Brown Capital Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), beneficially owned these shares as of December 31, 2024. Brown Capital Management, LLC reported that it has sole voting power with respect to 1,002,044 shares and sole dispositive power with respect to 1,882,405 shares. The address or principal office of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(3)According to a Schedule 13G/A filed with the SEC on February 9, 2024, Brown Advisory Incorporated, a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), and its subsidiaries, Brown Investment Advisory & Trust Company, a bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c), and Brown Advisory LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), beneficially owned these shares as of December 31, 2023. Brown Advisory Incorporated reported that it (through its subsidiaries) has sole voting power with respect to 1,396,706 shares and sole dispositive power with respect to 1,621,102 shares. The address or principal office of Brown Advisory Incorporated is 901 South Bond Street, Suite #400, Baltimore, MD 21231.
(4)According to a Schedule 13G filed with the SEC on November 8, 2024, BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), and its subsidiaries beneficially owned these shares as of December 31, 2024. BlackRock, Inc. reported that it has sole voting power with respect to 1,256,731 shares and sole dispositive power with respect to 1,285,948 shares. The address or principal office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(5)Consists of 19,907 shares of common stock directly owned by Mr. Pelizzon and 6,901,764 shares of common stock owned by Squadron Capital LLC. Mr. Pelizzon is the President of Squadron and a member of its management committee. Mr. Pelizzon disclaims beneficial ownership of the shares and shares underlying options held by Squadron, except to the extent of his pecuniary interests therein. Also includes 4,640 restricted shares that Mr. Pelizzon has the ability to vote, but is restricted from transferring until their vesting date.
(6)Includes 232,335 restricted shares that Mr. Bailey has the ability to vote, but is restricted from transferring until their vesting date.
(7)Includes 150,360 restricted shares that Mr. Hite has the ability to vote, but is restricted from transferring until their vesting date.
(8)Includes 33,889 restricted shares that Mr. Throdahl has the ability to vote, but is restricted from transferring until their vesting date and 22,497 shares held in the Josephine Throdahl Living Trust which Mr. Throdahl is the trustee.
(9)Includes 93,291 restricted shares that Mr. Odle has the ability to vote, but is restricted from transferring until their vesting date.

(10)Includes 109,722 restricted shares that Mr. Hauser has the ability to vote, but is restricted from transferring until their vesting date.
(11)Includes 93,291 restricted shares that Mr. Gerritzen has the ability to vote, but is restricted from transferring until their vesting date.
(12)Includes 17,006 shares held by The Last Chance Legacy Trust which Mr. Ruf is the trustee and 4,641 restricted shares that Mr. Ruf has the ability to vote, but is restricted from transferring until their vesting date.
(13)Includes 4,640 restricted shares that Mr. Schlotterback has the ability to vote, but is restricted from transferring until their vesting date.
(14)Includes 4,641 restricted shares that Mr. Hughes has the ability to vote, but is restricted from transferring until their vesting date.
(15)Includes 4,641 restricted shares that Mr. Riccitelli has the ability to vote, but is restricted from transferring until their vesting date.
(16)Includes 4,641 restricted shares that Ms. Infante has the ability to vote, but is restricted from transferring until their vesting date.
(17)Includes 4,076 restricted shares that Mr. McDonald has the ability to vote, but it restricted from transferring until their vesting date.
(18)Includes 4,076 restricted shares that Dr. Dyer has the ability to vote, but it restricted from transferring until their vesting date.
(19)Includes shares of common stock issuable upon the exercise of outstanding stock options, as set forth in previous footnotes.

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Terry D. Schlotterback (Chair)
Jimmy D. McDonald
George S.M. Dyer

The Compensation Committee report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under these Acts.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below during 2024, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for 2024 and the material factors considered in making those decisions. Our named executive officers for the year ended December 31, 2024, which consist of our principal executive officer, our principal financial officer, our principal commercial officers, and our principal legal officer for 2024 (collectively, the “named executive officers” or “NEOs”) are:

•David R. Bailey, President and Chief Executive Officer;
•Fred L. Hite, Chief Operating Officer and Chief Financial Officer;
•Gregory A. Odle, President of Scoliosis;
•Daniel J. Gerritzen, Executive Vice President (Legal), General Counsel, and Secretary; and
•Joseph W. Hauser, President of Trauma, Deformity, and OrthoPediatric Specialty Bracing ("OPSB")

The names, ages, and positions of all of our “officers” as defined under 17 CFR 240.16a-1(f) and our “executive officers” under 17 CFR 229.401(b), and all persons chosen to become officers or executive officers, are listed below:
David R. Bailey, 46, President and Chief Executive Officer

See director biographies above for a description of Mr. Bailey’s prior business experience.

Fred L. Hite, 57, Chief Operating Officer and Chief Financial Officer

See director biographies above for a description of Mr. Hite’s prior business experience.

Gregory A. Odle, 55, President of Scoliosis

Mr. Odle joined our company in 2007 and has served as our President of Scoliosis since 2022. Prior to that he served as our Executive Vice President from 2011 to 2022. Mr. Odle also served as a member of our board of directors from 2007 to 2013. Prior to joining our company, Mr. Odle held various sales roles for Smith & Nephew plc, ultimately becoming the District Manager for Indiana and Kentucky. Mr. Odle earned a Bachelor of Science in Marketing from the Indiana University Kelley School of Business.

Daniel J. Gerritzen, 55, Executive Vice President (Legal), General Counsel, and Secretary

Mr. Gerritzen has served as our General Counsel since 2009, Secretary since 2013 and Executive Vice President since 2022. Prior to joining our company, Mr. Gerritzen was a partner with Bingham Greenebaum Doll LLP (now known as Dentons Bingham Greenebaum LLP), a law firm in Indianapolis, where he continues to serve as Of Counsel. Mr. Gerritzen spends substantially all of his time working for our company. Mr. Gerritzen earned a Bachelor of Science in Marketing and a JD from Indiana University.

Joseph W. Hauser, 43, President of Trauma, Deformity, and OPSB

Mr. Hauser joined our company in 2015 and has served as our President of Trauma, Deformity, and OPSB since 2024. Prior to that he served as our President of Trauma and Deformity Correction from 2022 to 2024 and Senior Vice President from 2021 to 2022. Prior to joining our company, Mr. Hauser held various leadership roles with DJO Global, Biomet (Trauma) and Zimmer (Trauma). Currently, he leads the Trauma, Deformity and OPSB business at OrthoPediatrics. Mr. Hauser obtained a Bachelor’s degree in

Kinesiology and Exercise Science (ATC) from John Carroll University. During his first few career opportunities, he pursued a Master’s Degree in Business Administration (MBA with Marketing focus) from Capital University.

Each of our executive officers is elected by our Board for a term of one year or until the election of their successors. There are no arrangements between any executive officer and any other person pursuant to which he was selected as an executive officer.

This Compensation Discussion and Analysis may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following this Proxy Statement may differ materially from currently planned programs as summarized in this Compensation Discussion and Analysis.

Executive Summary

Who We Are

We are the only global medical device company focused exclusively on providing a comprehensive trauma and deformity correction, scoliosis and sports medicine product offering to the pediatric orthopedic market in order to improve the lives of children with orthopedic conditions. We design, develop and commercialize innovative orthopedic implants, instruments and specialty braces as well as provide orthotics and prosthetics (O&P) clinic services to meet specific needs of pediatric surgeons and their patients, who we believe have been largely neglected by the orthopedic industry. We currently serve three of the largest categories in this market. We estimate that the portion of this market that we currently serve represents a $6.2 billion opportunity globally, including over $2.8 billion in the United States.

Historically, there have been a limited number of implants and instruments specifically designed for the unique needs of children. As a result, pediatric orthopedic surgeons often improvise with adult implants repurposed for use in children, resort to freehand techniques with adult instruments and use implants that can be difficult to remove after being temporarily implanted. These improvisations may lead to undue surgical trauma and morbidity.

We address this unmet market need and sell the broadest product offering specifically designed for children with orthopedic conditions. We currently market over 75 surgical and bracing systems that serve three of the largest categories within the pediatric orthopedic market: (i) trauma and deformity correction, (ii) scoliosis and (iii) sports medicine procedures. Our products have proprietary features designed to:

•protect a child’s growth plates;
•fit a wide range of pediatric anatomy;
•enable earlier surgical intervention;
•enable precise and reproducible surgical techniques;
•ease implant removal;
•provide correction with specialized bracing.

We believe our innovative products promote improved surgical accuracy or improved bracing solutions, increase consistency of patient outcomes and enhance surgeon confidence in achieving high standards of care. In the future, we expect to expand our product offering to address additional categories of the pediatric orthopedic market, such as active growing implants for early onset scoliosis, limb length discrepancies and other orthopedic trauma and deformity applications.

2024 Executive Compensation Highlights

Based on our overall operating environment and these results, the Compensation Committee of our Board of Directors (the “Compensation Committee”) took the following key actions with respect to the compensation of our NEOs for and during 2024:

•Base Salaries. Approved annual base salary increases, effective January 1, 2024, of 10% for our CEO and ranging from 4.2% to 13.2% for our other NEOs.
•Annual Cash Bonuses. Approved annual cash bonus awards which, in the aggregate, represented approximately 98% of their target annual cash bonus opportunities as calculated pursuant to the terms of the 2024 Bonus Plan.
•Long-Term Incentive Compensation. Granted long-term incentive compensation opportunities in the form of restricted stock awards with grant date fair values ranging in the aggregate from approximately $1,040,050 to approximately $1,699,136 for our NEOs other than our CEO, and restricted stock award for our CEO with an aggregate grant date fair value of approximately $2,693,771.

Relationship Between Pay and Performance

We design our executive compensation program to align the attraction, motivation and retention of our NEOs with the goal of promoting the interests of our stockholders. In an effort to achieve this balance and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our NEOs’ annual target total direct compensation opportunity is both “at-risk” and variable in nature.

We emphasize variable compensation that appropriately rewards our NEOs through the following two principal compensation elements:

•First, our NEOs participate in our annual cash bonus plan, which provides the opportunity for cash bonus awards if our NEOs produce short-term results aligned with long-term stockholder value, such as revenue and Adjusted EBITDA, that meet or exceed certain business and financial objectives set by the Compensation Committee.
•Second, we grant restricted stock awards, which in the aggregate comprise a majority of our NEOs annual target total direct compensation opportunities. The value of these equity awards depends entirely on the value of our common stock and are intended to incentivize our executive officers to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our NEOs target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. We believe that these compensation elements provide balanced incentives for our executive officers to meet our business objectives and drive long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2024:

What We Do:

•Maintain Independent Compensation Committee. The Compensation Committee is composed of independent directors who determine our compensation policies and practices.
•Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy annually, to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Periodic Use of Independent Compensation Advisor. The Compensation Committee periodically engages its own compensation consultant to assist with its compensation review.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our NEOs’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.
•Multi-Year Vesting Requirements. The annual equity awards granted to our NEOs are earned and/or vest over multi-year periods, consistent with current market practice and our retention and stockholder alignment objectives.
•Stock Ownership Guidelines. We maintain stock ownership guidelines for the non-employee members of our Board of Directors.
•Compensation Recovery (“Clawback”) Policy. We have adopted a compensation recovery (“clawback”) policy that complies with the requirements of Exchange Act Section 10D and Rule 10D-1 and applicable Nasdaq rules for our current and former executive officers (as defined in Rule 10D-1) for the recovery of any erroneously-awarded performance-based incentive compensation.

What We Don't Do:

•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or arrangements or any supplemental executive retirement plans to our NEOs. Our NEOs are eligible to participate in our Section 401(k) defined contribution retirement savings plan and retirement benefit plan on the same basis as our other employees.
•Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs.
•No Tax Payments on Perquisites. We do not provide our NEOs with any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
•No Tax Payments on Change-in-Control Arrangements. We do not provide to our executive officers any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change-in-control of the Company.
•No Hedging or Pledging of our Equity Securities Without Pre-Clearance. We prohibit our employees, including our executive officers, and the non-employee members of our Board of Directors, from hedging or pledging our equity securities.
•No Stock Option Re-pricing. We do not reprice our stock option awards.

Stockholder Advisory Vote on Named Executive Officer Compensation

At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting our annual non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) (Proposal 2 on the proxy card).

In an advisory vote held at the 2023 annual meeting of stockholders, our stockholders expressed their preference to hold a non-binding stockholder advisory vote on the compensation of our named executive officers every year. On November 2, 2023, the Board of Directors considered the outcome of this advisory vote and determined that future Say-on-Pay votes will be conducted every year. The next advisory vote regarding the frequency of Say-on-Pay votes is required to occur no later than the Company’s 2029 annual meeting of stockholders. The Company holds an advisory vote as to the frequency of Say-on-Pay votes every six years.

The Company holds a non-binding stockholder advisory vote on the compensation of our named executive officers every year. The Compensation Committee and the Board of Directors considered the results of our Say-on-Pay advisory vote at the 2024 annual meeting of stockholders, at which approximately 99% of votes cast were in favor of the fiscal year 2023 compensation of our named executive officers. Recognizing the stockholder support for current programs and policies, the Compensation Committee did not implement any significant changes to our executive compensation programs as a result of the 2024 stockholder advisory vote.

We value the opinions of our stockholders. Stockholder feedback, including through direct discussions and future Say-on-Pay votes, will be reported to our Board of Directors throughout the year. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations.

Executive Compensation Philosophy and Objectives

Historically, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management deemed critical to our success. The program seeks to align executive compensation with our short-term and long-term objectives, financial performance and stockholder priorities. Our compensation objectives are designed to support these goals by:

•Providing fair and competitive compensation packages that are designed to incentivize our executive officers to drive company performance;
•Focusing on variable compensation that rewards the achievement of short-term and long-term goals and emphasizing our commitment to pay-for-performance;
•Ensuring that compensation is meaningfully related to increasing stockholder value.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in formulating and proposing the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.

In keeping with our role as a publicly-held company, we maintain a commitment to strong corporate governance in connection with our named executive officer compensation arrangements where our Compensation Committee works with management to develop and maintain a compensation framework that is appropriate and competitive for a public company.

Compensation-Setting Process

Role of the Compensation Committee
The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our named executive officers and sets the compensation for our CEO and our other NEOs. Similarly, the Compensation Committee develops and presents recommendations to our Board of Directors for approval with respect to the compensation of the non-employee members of our Board of Directors. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our named executive officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes recommendations that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our named executive officers when making decisions and recommendations with respect to their compensation.

The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted.

The Compensation Committee periodically engages a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making decisions concerning the compensation of our NEOs.

Setting Target Total Direct Compensation

The Compensation Committee conducts an annual review of the compensation arrangements of our NEOs typically during the third or fourth fiscal quarter of the year. As part of this review, the Compensation Committee evaluates the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our NEOs and all related performance criteria.

The Compensation Committee does not establish a specific target for formulating the compensation opportunities of our NEOs. In making decisions and developing recommendations about the compensation of our NEOs, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•Our executive compensation program objectives.
•Our performance against the financial, operational and strategic objectives established by the Company.
•Each NEO’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and, in certain instances, selected broad-based compensation surveys.
•The scope of each NEO’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and, in certain instances, selected broad-based compensation surveys.
•The prior performance of each NEO, based on a subjective assessment of such executive officer’s contributions to our overall performance, ability to lead the executive officer’s business unit or function and work as part of a team.
•The potential of each NEO to contribute to our long-term financial, operational and strategic objectives.
•The retention risk (and related replacement cost) of each NEO.
•Our CEO’s compensation relative to that of our other named executive officers, and compensation parity among our executive officers.
•The compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each NEO’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data.
•The recommendations of our CEO with respect to the compensation of our NEOs (except with respect to his own compensation).
These factors provide the framework for making decisions and formulating and developing recommendations regarding the compensation opportunity for each NEO. No single factor is determinative in making these decisions and developing these recommendations, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not assign any predetermined weight to these factors, nor does it apply any formulas in making its compensation decisions or developing its compensation recommendations for our NEOs. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer and business judgment in formulating and making their recommendations.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation recommendations with respect to our executive officers. Instead, in making its decisions and formulating and developing its recommendations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our NEOs (except with respect to his own compensation), based on his evaluation of their performance for the prior year.

At the end of each year, our CEO reviews the performance of our NEOs based on each individual’s level of success in accomplishing the business objectives established for such executive officer for the year and his overall performance during that year, and then shares these evaluations with the Compensation Committee for each element of compensation as described above. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our CEO and the executive officers and take into account our business objectives, which are reviewed with our Board of Directors.

The Compensation Committee reviews and discusses with our CEO his proposals and recommendations and considers them as one factor in making its compensation decisions with respect to the compensation of our CEO. Our CEO also attends meetings of our Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions and recommendations resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms.

In 2022, the Compensation Committee engaged NFP Compensation Consulting (“NFP”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including compensation philosophy development and strategy, competitive market pay practices for our executive officers, including our named executive officers, and salary structure for each position.

The Compensation Committee has evaluated its relationship with NFP to ensure that it believes that such a firm is independent from management. This review process included a review of the services that NFP provided, the quality of those services and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4) and the applicable Nasdaq rules and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by NFP.

Competitive Positioning

The Compensation Committee uses data drawn from NFP’s proprietary database for life sciences companies to evaluate the competitive market when making its decisions and developing its recommendations for the annual total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.

Elements of Our Executive Compensation Program

Historically, and for 2024, our executive compensation program consisted of the following total direct compensation elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Attract and retain key talent by providing base cash compensation at competitive levels
Annual Cash Bonuses	Provides short-term incentives based on annual performance and achievement of specified financial and strategic goals
Long-Term Incentive Compensation in the Form of Equity Awards	Provides long-term incentives to drive financial and operational performance and stockholder value creation
Retirement Benefits	Attract and retain key talent by providing vehicles to plan for the future
Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control	Create clarity around termination or change of control events and provide for retention of executives
Health and Welfare Benefits	Attract and retain key talent by providing a competitive benefits package

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed element of our executive compensation program and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each NEO with a specified level of cash compensation during the year with the expectation that he or she will perform such individual’s responsibilities to the best of his ability and in our best interests.

Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time of hire, taking into account the individual’s position, qualifications, experience and prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our named executive officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and makes decisions as it determines to be reasonable and necessary to reflect the scope of an NEO’s performance, individual contributions and responsibilities, position in the case of a promotion and market conditions.

In November 2023, the Compensation Committee reviewed the base salaries of our NEOs taking into consideration the 2022 competitive market analysis prepared by NFP and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee adjusted the base salaries of each of our NEOs to bring their base salaries to levels that were comparable to a minimum level of compensation at the 50th percentile per NFP’s data.

The 2024 base salaries of our incumbent NEOs, which became effective January 1, 2024, were as follows:

Named Executive Officer	2023 Annual Base Salary ($)	2024 Annual Base Salary ($)	Percentage Adjustment (%)
David R. Bailey	500,000	550,000	10.0%
Fred L. Hite	450,000	501,000	11.3%
Gregory A. Odle	353,100	368,000	4.2%
Daniel J. Gerritzen	353,100	368,000	4.2%
Joseph W. Hauser	353,100	400,000	13.2%

Annual Cash Bonuses

We consider short-term incentive compensation in the form of annual cash bonuses to be an important component of our total compensation program and to motivate our executive officers, including our named executive officers to achieve our annual business goals and achieve our retention objectives. In November 2023, the Compensation Committee approved the 2024 Corporate Bonus Plan to provide incentives for our NEOs to meet or exceed certain 2024 financial and corporate objectives set by the Company.

Target Annual Cash Bonus Opportunities

In November 2023, as part of its annual review of our executive compensation program, the Compensation Committee reviewed the target annual cash bonus opportunities of our NEOs and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee set the target annual cash bonus opportunities, expressed as a percentage of his annual base salary, for our CEO and our other incumbent NEOs.

The target annual cash bonus opportunities for our incumbent named executive officers, were as follows:

Named Executive Officer	2024 Annual Base Salary ($)	Percentage of 2024 Annual Base Salary at Target Plan Goal (%)	Target Annual Cash Bonus Opportunity ($)
David R. Bailey	550,000	75.0%	412,500
Fred L. Hite	501,000	75.0%	375,750
Gregory A. Odle	368,000	50.0%	184,000
Daniel J. Gerritzen	368,000	50.0%	184,000
Joseph W. Hauser	400,000	50.0%	200,000

Corporate Performance Measures

In November 2023, the Compensation Committee established performance measures to determine payouts for purposes of the 2024 Corporate Bonus Plan. The payout, if any, was to be based upon the achievement of threshold and target Sales Performance (revenue) (payout threshold was 80% of Sales Performance quarterly budget and 40% of the bonus) and Adjusted EBITDA goals (payout threshold was 80% of Adjusted EBITDA quarterly budget and 25% of the bonus), along with 2024 Individual Performance (10% of the bonus) and Corporate Objectives (25% of the bonus). Overachievement of Sales Performance and Adjusted EBITDA was permitted (multiplier at 100+% for Sales Performance and for Adjusted EBITDA any overachievement will be annualized and put in a pool for discretionary bonuses at year-end 2024). If 80% threshold quarterly Sales Performance was not achieved, there was to be no payout for Sales Performance for that quarter. Additionally, if 80% threshold Adjusted EBITDA quarterly budget was not achieved there was to be no payout for Adjusted EBITDA for that quarter.

2024 Bonus Plan Payments

In February 2025, based on the assessment of our performance against these goals, the Compensation Committee determined to award cash bonus payments to our NEOs, pursuant to the 2024 Corporate Bonus Plan and approved bonus payments equal to 98% target for our NEOs. 98% achievement was based on the Corporate Performance Measures detailed above. No adjustments were made to performance targets established in November 2023.

The following table sets forth the target annual cash bonus opportunities and the actual bonus payments made to our NEOs for 2024:

Named Executive Officer	Target Annual Cash Bonus Opportunity ($)	Annual Payout of 2024 Target Bonus Opportunity (%)	2024 Actual Bonus Award ($)
David R. Bailey	412,500	98.0%	402,984
Fred L. Hite	375,750	98.0%	367,082
Gregory A. Odle	184,000	98.0%	179,755
Daniel J. Gerritzen	184,000	98.0%	179,755
Joseph W. Hauser	200,000	98.0%	195,386

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of our NEOs with those of our stockholders. We do not currently have any formal policy for determining the number of equity-based awards to grant to NEOs.

We have historically granted restricted stock awards to our NEOs. Moreover, historically, 100% of the shares of each annual restricted stock award granted to our NEOs vests three years from the grant date subject to the NEO’s continued service with the Company through the vesting date. However, in 2024, because the Company’s 2024 Incentive Plan was approved by the stockholders at the 2024 Annual Meeting in late May 2024, 100% of the shares of each restricted stock award granted to our NEOs on June 11, 2024 vests on March 15, 2027 (approximately two years and nine months from the subject grant dates) subject to the NEO’s continued service with the Company through the vesting date. Long-term equity incentives promote retention, as our executive officers will only receive value if they remain employed by us over the required term. In addition, these awards foster an ownership culture among our NEOs by making them stockholders with a personal stake in the value they intend to create.

The target value of the equity awards granted to our NEOs are determined and approved by the Compensation Committee after considering the intensely competitive market in which we operate, the value of our highly experienced executive team and the following factor:

•the outstanding equity holdings of each named executive officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives).

The restricted stock awards granted in 2024 to our incumbent named executive officers were as follows:

Named Executive Officer	Restricted Stock Awards (number of shares)
David R. Bailey	90,395
Fred L. Hite	57,018
Gregory A. Odle	34,901
Daniel J. Gerritzen	34,901
Joseph W. Hauser	37,936

Perquisites and Other Personal Benefits

We did not provide any perquisites or other personal benefits to our NEOs in 2024 (other than the Health and Welfare Benefit Plans and executive-level insurance benefits explained below). We did not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us in 2024. The Compensation Committee may from time to time approve perquisites or other personal benefits in the future when the Compensation Committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

Health and Welfare Benefit Plans

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•medical, dental, and vision benefits;
•medical and health savings accounts;
•short-term and long-term disability insurance; and
•life insurance.
Our NEOs are eligible for certain enhanced benefits under our executive-level life insurance and short-term and long-term disability insurance. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Retirement Benefits

We do not offer pension arrangements or retirement plans or arrangements to our NEOs that are different from or in addition to those offered to our employees. We currently maintain a Section 401(k) retirement savings plan for our employees, including our executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, up to 100% of their eligible compensation on a pre-tax basis through contributions to the Section 401(k) plan, subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. We provide a Safe Harbor nonelective employer contribution to all eligible participants in an amount equal to 4% of eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings though our Section 401(k) plan, and making fully vested employer contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our executive officers, in accordance with our compensation policies.

Additionally, in November 2023, the Compensation Committee adopted a retirement policy ("Policy") for OrthoPediatrics Corp. employees and applicable U.S.-based subsidiaries. The Policy applies to all exempt and non-exempt, full-time employees. To be considered eligible to receive the retiree benefits described herein, an Employee must be in good standing with the Company up to the time of their Retirement, have provided Human Resources at least twelve (12) months advanced written notice of their planned Retirement date, and meet the following Retirement Age threshold: AGE + YEARS OF FULL-TIME SERVICE = 65
The Retirement benefit is based on length of service with OrthoPediatrics (or as adjusted through acquisition) and is calculated at two weeks of base pay (salary or standard hourly wages and does not include bonus and or commissions), for every year of service – as calculated based on the hire date as a full-time, permanent Employee.

There is no maximum number of weeks to earn the benefit. The Retirement benefit will be processed as a one-time Restricted share grant (equivalent to Employee’s base pay amount) which will vest upon your Retirement date subject to the Employee signing a Retirement Agreement & General Release in the form provided by OrthoPediatrics. The number of Restricted shares granted will be calculated as the equivalent of the amount of Employee’s Retirement benefit divided by the closing price of KIDS stock on the date that is 12 months prior to Employee’s planned Retirement date. The retiree will be responsible for funding any federal, state and local tax withholding that may apply. Employee may not be entitled to both a Retirement benefit and any other severance payment under any applicable policy.

Restricted Stock

Upon Retirement, eligible Employees will be allowed to retain any previously granted and unvested Restricted shares which the Employee holds at Retirement, which will continue to vest on the schedule set forth by the Equity Incentive Plan (“EIP”) as though Employee remained an employee of OrthoPediatrics, unless otherwise specified by the EIP Administrator.

Employment and Severance Arrangements

On October 15, 2024, the Company entered into a substantially similar employment agreement (each, an Agreement and collectively, the “Agreements”) with each of our NEOs. The Agreements superseded and replaced the existing employment agreements with the NEOs, dated July 31, 2014 (or, in the case of Mr. Hite, February 1, 2015, and, in the case of Mr. Hauser, March 1, 2022). The Compensation Committee approved the Agreements. The Agreements provide for an initial three-year term, and will automatically renew for successive one-year terms thereafter unless either party provides notice of their intent not to renew 30 days prior to the end of the term. Under the Agreements, the NEOs receive annual base salaries as follows: Mr. Bailey receives $550,000 per year; Mr. Hite receives $501,000 per year; Mr. Odle receives $368,000 per year; Mr. Gerritzen receives $368,000 per year; and Mr. Hauser receives $400,000 per year. Additionally, the Agreements provide for (i) participation in the Company’s annual bonus plan; (ii) employee benefits and fringe benefits generally made available to all of the Company’s employees; and (iii) reimbursement of all reasonable business expenses incurred by an NEO on the Company’s behalf. The Agreements also provide that any compensation is subject to deductions or claw backs as may be required pursuant to any law, government regulation, or stock exchange listing requirement (or any claw back policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement).

The Agreements contain customary confidentiality, invention assignment, and non-competition covenants. The non-competition covenant restricts the NEOs during their respective employment term and for a period of 30 months thereafter from soliciting the Company’s customers or employees and from competing with the Company in any location where the Company or the NEO conducted business during the 12-month period immediately preceding such NEO’s termination.

Subject to continued compliance with the restrictive covenants and execution and non-revocation of a general release of claims in favor of us, the Agreements also provide for certain severance payments and benefits if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the applicable agreement). In any such event, each executive is entitled to receive:

•an amount equal to (i) 30 months of the NEO’s annual base salary then in effect, plus (ii) 2.5 times the average of the NEO’s bonus payments for the three fiscal years immediately prior to the termination date, payable in 30 substantially equal monthly installments;
•a lump-sum payment in the amount equal to any unpaid bonus that was earned by the NEO in any fiscal year ending prior to his termination;
•a lump-sum payment equal to the pro-rated value of any bonus earned upon the satisfaction of pre-established performance objectives, payable in the year following the year in which the services were performed when such bonuses are normally paid to employees; and
•up to 12 months of Company-subsidized healthcare continuation coverage for the NEO and his dependents.
The Agreements also provide that each NEO is entitled to the severance payments and benefits listed above in the event of a “Change of Control” (as defined in the applicable Agreement), provided that the NEO’s employment is terminated or the NEO’s title is changed within 12 months after the change of control.

Other Compensation Policies

Stock Ownership Guidelines

All of our members of our Board of Directors are expected to have a significant long-term financial interest in the Company. To align the interests of the directors to the stockholders, we adopted Corporate Governance Guidelines in November 2021 for our directors to hold a minimum amount of shares valued at $225,000. The guidelines are to be met within a compliance period of three years from the date of becoming a director of the Company.

The Stock Ownership Guidelines are as follows:

Individual Covered	Stock Ownership Guideline ($)
Directors	225,000

Anti-Hedging and Anti-Pledging Policy

Our Insider Trading Compliance Policy prohibits individuals from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. Pursuant to our Insider Trading Compliance Policy hedging transactions by all executive officers, directors, employees and certain consultants of the Company, involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited.

Compensation Recovery (“Clawback”) Policy

We adopted a clawback policy in compliance with applicable Nasdaq rules and Section 10D and Rule 10D-1 of the Exchange Act effective November 1, 2023. This clawback policy applies to current or former Section 16 officers and requires us, subject to limited exemptions provided by the Nasdaq rules, to recoup incentive-based compensation (as that term is defined in Section 10D of the Exchange Act) erroneously received on or after October 2, 2023, and within the three fiscal years preceding the date an accounting restatement is determined to be required. A copy of the policy was attached as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Tax and Accounting Considerations

The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our “covered executive officers” (which include our CEO and Chief Financial Officer), will not be deductible to the extent it exceeds $1 million. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Each of our executive officers is elected by our Board for a term of one year or until the election of their successors. There are no arrangements between any executive officer and any other person pursuant to which he was selected as an executive officer.
Summary Compensation Table

Our "named executive officers" ("Named Executive Officers" or "NEOs"), as defined under 17 CFR 229.402(a)(3), for the year ended December 31, 2024, were as follows:

•David R. Bailey, President and Chief Executive Officer;
•Fred L. Hite, Chief Operating Officer and Chief Financial Officer;
•Gregory A. Odle, President of Scoliosis;
•Daniel J. Gerritzen, Executive Vice President (Legal), General Counsel, and Secretary; and
•Joseph W. Hauser, President of Trauma, Deformity and OPSB.

The following table sets forth information concerning the compensation of our Named Executive Officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David R. Bailey, President and Chief Executive Officer	2024	550,000	2,693,771	402,984	10,133	3,656,888
	2023	500,000	1,843,952	364,688	13,200	2,721,840
	2022	415,000	689,961	161,271	12,200	1,278,432
Fred L. Hite, Chief Operating Officer and Chief Financial Officer	2024	501,000	1,699,136	367,082	13,800	2,581,018
	2023	450,000	1,244,700	328,219	13,200	2,036,119
	2022	408,000	678,302	158,550	12,200	1,257,052
Gregory A. Odle, President of Scoliosis	2024	368,000	1,040,050	179,755	13,187	1,600,992
	2023	353,100	813,909	171,695	13,200	1,351,904
	2022	340,000	565,282	132,125	12,200	1,049,607
Daniel J. Gerritzen, Executive Vice President (Legal), General Counsel, and Secretary	2024	368,000	1,040,050	179,755	12,153	1,599,958
	2023	353,100	813,909	171,695	13,200	1,351,904
	2022	330,000	548,640	128,239	12,200	1,019,079
Joseph W. Hauser, President of Trauma, Deformity and OPSB	2024	400,000	1,130,493	195,386	13,800	1,739,679
	2023	353,100	813,909	171,695	13,200	1,351,904
	2022	330,000	548,640	128,239	12,200	1,019,079

(1) Amounts reflect the aggregate grant date fair value of restricted share grants computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 included in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. There can be no assurance that unvested awards will vest (and, absent vesting, no value will be realized by the executive for the award).
(2) Amounts reflect bonuses paid with respect to the achievement of performance criteria under our executive bonus plan.
(3) Amounts in this column include 401(k) matching contributions for all individuals listed.

Grants of Plan-Based Awards in Fiscal 2024 Table

The following table provides supplemental information relating to grants of plan-based awards made during 2024 to help explain information provided above in our 2024 Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Unity (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
David R. Bailey	6/11/2024	412,500	90,395	2,693,771
Fred L. Hite	6/11/2024	375,750	57,018	1,699,136
Gregory A. Odle	6/11/2024	184,000	34,901	1,040,050
Daniel J. Gerritzen	6/11/2024	184,000	34,901	1,040,050
Joseph W. Hauser	6/11/2024	200,000	37,936	1,130,493

Total Compensation Amounts and Ratio for 2024
As required by Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2024.
For 2024, the ratio of the annual total compensation of David Bailey, to the median of the annual total compensation of all employees other than the CEO is 28 to 1. This ratio is based on the following:
•the annual compensation of David Bailey as CEO for 2024 was $3,656,888 as reflected in the Summary Compensation Table included in this proxy statement; and
•the annual total compensation of the median employee other than the CEO for 2024 was $130,500.
This pay ratio is a reasonable good faith estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The annual total compensation of the median employee other than the CEO was based on December 2024 data including all OrthoPediatrics entities, for full-time permanent employees, excluding part-time employees, interns and seasonal staff. The annual compensation for hourly employees is annualized, and all over-time and one-time bonuses is excluded from the median compensation.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

Pay Versus Performance
The following table and graphs provide information required under the SEC's "pay versus performance" rules over the last three years as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The graphs below show the relationship of "compensation actually paid" to our principal executive officer ("PEO") and other NEOs in 2020, 2021, 2022, 2023 and 2024.

	Summary compensation table total for PEO (1)		Compensation actually paid to PEO (2)		Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (2)	Value of initial fixed $100 investment based on:		Net (loss) income(3)	Adjusted EBITDA (3)(4)
Year	David R. Bailey	Mark C. Throdahl	David R. Bailey	Mark C. Throdahl			Total shareholder return	Peer group total shareholder return
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,656,888	$—	$2,471,403	$—	$1,880,412	$1,255,818	$56	$79	$(37,822)	$8,519
2023	$2,721,840	$—	$2,208,646	$—	$1,522,958	$1,222,994	$79	$76	$(20,974)	$5,040
2022	$1,278,432	$—	$826,322	$—	$1,086,204	$631,836	$96	$78	$1,258	$227
2021	$906,047	$718,032	$1,462,716	$1,377,902	$784,910	$1,320,670	$145	$105	$(16,260)	$(182)
2020	$—	$2,333,173	$—	$2,143,205	$928,296	$784,577	$100	$100	$(32,944)	$(5,871)

(1) Amounts in column (b) reflect the "Summary Compensation Table" total for our PEO. Mr. Bailey was PEO for every year reported in the table. The amounts reported in column (d) reflect the average "Summary Compensation Table" totals for our remaining NEOs for the relevant fiscal year, which includes the following individuals: Fred L. Hite, Gregory A. Odle, Daniel J. Gerritzen, and Joseph W. Hauser for each such year.

(2) "Compensation actually paid" reflects the amounts set forth within the "Summary compensation table total for PEO" and "Average summary compensation table total for non-PEO NEOs" columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the tables below.

	2020	2021		2022	2023	2024
	(Mr. Throdahl)	(Mr. Throdahl)	(Mr. Bailey)	(Mr. Bailey)	(Mr. Bailey)	(Mr. Bailey)
Summary Compensation Table Total Compensation	$2,333,173	$718,032	$906,047	$1,278,432	$2,721,840	$3,656,888
Less: Stock award values reported for the covered year	1,795,397	267,861	361,360	689,961	1,843,952	2,693,771
Plus: Fair Value for stock awards granted in the covered year	1,652,021	315,881	426,143	599,565	1,444,874	2,095,356
Change in fair value of outstanding unvested stock awards from prior years	18,808	452,130	345,476	(325,462)	(160,356)	(555,462)
Change in fair value of stock awards from prior years that vested in the covered year	(65,400)	159,720	146,410	(36,252)	46,240	(31,608)
Compensation Actually Paid	$2,143,205	$1,377,902	$1,462,716	$826,322	$2,208,646	$2,471,403

	2020	2021	2022	2023	2024
	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)
Summary Compensation Table Total Compensation	$928,296	$784,910	$1,086,204	$1,522,958	$1,880,412
Less: Stock award values reported for the covered year	479,510	313,624	585,216	921,607	1,227,432
Plus: Fair Value for stock awards granted in the covered year	442,943	367,540	508,544	722,145	954,761
Change in fair value of outstanding unvested stock awards from prior years	(107,151)	356,996	(322,684)	(136,740)	(326,662)
Change in fair value of stock awards from prior years that vested in the covered year	—	124,848	(55,012)	36,238	(25,261)
Compensation Actually Paid	$784,577	$1,320,670	$631,836	$1,222,994	$1,255,818

(3) Amounts reported for net (loss) income and Adjusted EBITDA are in thousands.

(4) The Company-Selected Measure is Adjusted EBITDA. Adjusted EBITDA in the table above represents net loss (income), plus interest (income) expense, net plus other (income) expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, restructuring charges, European Union Medical Device Regulation fees, acquisition related costs, nonrecurring Pega conversion fees, and the cost of minimum purchase commitments. Adjusted EBITDA is a non-GAAP financial measure.

Description of Relationships Among Pay Versus Performance Measures

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net (Loss) Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net (loss) income during each of the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EBITDA during each of the five most recently completed fiscal years.

Tabular List of Most Important Performance Measures

The following list presents the financial performance measures for 2024 that the Company considers to be the most important in linking Compensation Actually Paid to its PEO and Non-PEO NEOs to Company performance.
•Revenue;
•Adjusted EBITDA; and
•Free Cash Flow.

Stock Vested in Fiscal 2024 Table

Name		Stock Awards
		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Bailey	3/2/2024	7,119	199,830
Fred L. Hite	3/2/2024	7,119	199,830
Gregory A. Odle	3/2/2024	5,929	166,427
Daniel J. Gerritzen	3/2/2024	5,756	161,571
Joseph W. Hauser	2/16/2024	5,756	169,572

Equity Incentive Plans
Prior to the completion of our initial public offering, we maintained an Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) that provided for grants of options and restricted stock to employees, directors and associated third-party representatives of the Company. The 2007 Plan was originally adopted by our Board and approved by our stockholders in November 2007. The 2007 Plan was subsequently amended in March 2008 and amended and restated in December 2012 and again in April 2014. The 2012 amendment and restatement was approved by our stockholders in December 2012.
While we ceased making further awards under the 2007 Plan following the date the 2017 Plan became effective, any outstanding awards granted under the 2007 Plan will remain outstanding, subject to the terms of our 2007 Plan and award agreements, until such outstanding awards vest and are exercised (as applicable) or until they terminate or expire by their terms.
Immediately prior to our initial public offering, the 2017 Incentive Award Plan (the "2017 Plan") was adopted. The equity awards under the 2017 Plan include grants of stock options, stock appreciation rights, restricted stock and restricted stock units, dividend equivalents, and other stock or cash-based awards. The aggregate number of shares of our common stock available for issuance pursuant to awards granted under the 2017 Plan was 1,832,460. As of February 29, 2024, no additional awards may be made under the 2017 Plan.
In 2024, we adopted the 2024 Incentive Award Plan (the "2024 Plan"), which replaced the 2017 Plan. The equity awards under the 2024 Plan include grants of stock options, stock appreciation rights, restricted stock and restricted stock units, dividend equivalents, and other stock or cash-based awards. Awards other than incentive stock options ("ISOs") may be granted to any of our non-employee directors and any of our or our subsidiaries' employees or consultants. Only employees of us or our subsidiaries may be granted ISOs. The aggregate number of shares of our common stock available for issuance pursuant to awards granted under the 2024 Plan is 1,629,000. The maximum number of shares of our common stock that may be subject to one or more awards granted pursuant to the 2024 Plan to any one participant during any calendar year is 1,000,000, and the maximum amount that may be paid under a cash award pursuant to the 2024 Plan to any one participant during any calendar year period is $5.0 million. In addition, the sum of the grant date fair value of equity-based awards and the amount of any cash-based awards granted to any non-employee director during any calendar year may not exceed $300,000.

The 2024 Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. We refer to our board of directors or such committee, in such capacity, as the plan administrator. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the 2024 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2024 Plan, including any vesting and vesting accelerations conditions, repurchase provisions, forfeiture provisions, form of payment, and any performance criteria.

Director Compensation
The Company compensates its non-employee directors for their service to the Company through a cash retainer in an amount equal to $90,000 or $22,500 per regular meeting attended. In addition, each non-employee director who serves as the chairperson of our Board or of our Compensation Committee or Corporate Governance Committee receives an additional cash fee of $5,000 per year and the chairperson of our Audit Committee receives an additional $10,000 per year. Non-employee directors serving as of the date of an annual meeting of our stockholders each receive a grant of restricted stock equivalent to $90,000 in value on the date of such meeting, vesting over three years, subject to continued service through the applicable vesting date.

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2024. Mr Bailey and Mr. Hite, each of whom is an executive officer, do not receive additional compensation for their service as a director, and therefore are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. George Dyer	90,000	90,000	—	—	—	—	180,000
Bryan W. Hughes	100,000	90,000	—	—	—	—	190,000
Marie C. Infante	95,000	90,000	—	—	—	—	185,000
Jimmy D. McDonald	90,000	90,000	—	—	—	—	180,000
David R. Pelizzon	90,000	90,000	—	—	—	—	180,000
Samuel D. Riccitelli	90,000	90,000	—	—	—	—	180,000
Harald Ruf	90,000	90,000	—	—	—	—	180,000
Terry D. Schlotterback	95,000	90,000	—	—	—	—	185,000
Mark Throdahl	45,000	—	—	—	—	—	45,000

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our executive compensation program is designed to reward results relevant to our short-term and long-term success based on both corporate and individual performance.
The Securities and Exchange Commission has adopted requirements commonly referred to as the “Say-on-Pay” rules. As required by those rules, the Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for our executive officers identified in the Executive Compensation section of this proxy statement by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.
“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers, as disclosed in the Executive Compensation section contained in the proxy statement, including the compensation tables and the related narrative disclosures.”
Required Vote of Stockholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers pursuant to Proposal 2.

Our Board recommends that you vote FOR approval of the resolution approving the compensation of our Named Executive Officers (Proposal 2 on the proxy card).

REPORT OF THE AUDIT COMMITTEE
Our Board adopted a charter for the Audit Committee in 2017. The Audit Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated Mr. Hughes as an “Audit Committee Financial Expert.”
Independence of Audit Committee Members
The Audit Committee is currently comprises Mr. Hughes, Mr. Riccitelli, and Mr. Schlotterback. The Board has determined that each such member is independent, as that term is defined by Nasdaq listing requirements that are applicable to the members of the Company’s Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Deloitte & Touche LLP, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2024. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2024, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB's Auditing Standard No. 1301 (Communications with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence.
Based upon the discussions and reviews referred to above, the Audit Committee recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Bryan W. Hughes, Chairman
Samuel D. Riccitelli
Terry D. Schlotterback
Approved March 5, 2025

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of transactions since January 1, 2023 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive and Director Compensation.”
Squadron
Supply Relationships
We have used, or currently use Structure Medical, LLC, or Structure Medical, as a supplier for components of our products. Structure Medical is owned by Squadron, and Mr. Pelizzon, one of our directors, is the President of Squadron and a member of its Managing Committee and Mr. Ruf, another of our directors, is the Chief Operating Officer of Squadron. For the years ended December 31, 2024 and 2023, we made aggregate payments to Structure totaling $1.0 million and $1.1 million, respectively.
The Company and a wholly-owned subsidiary of Squadron, now known as Vilex, LLC, are party to an exclusive perpetual license arrangement that grants the subsidiary certain intellectual property rights and gives it the ability to sell products to non-pediatric accounts using the Company’s external fixation technology and to purchase related inventory and regulatory consulting services from the Company. For the year ended December 31, 2024, sales and payments related to inventory purchases and related services to Vilex, LLC, were $0.2 million and $0.1 million, respectively. For the year ended December 31, 2023, sales and payments related to inventory purchases and related services were $0.3 million and $0.1 million, respectively.

Real Estate Mortgage

In connection with the purchase of our office and warehouse space in Warsaw, Indiana in August 2013, we entered into a mortgage note payable to Tawani Enterprises Inc., the owner of which is a member of Squadron’s Managing Committee. Pursuant to the terms of the mortgage note, we pay Tawani Enterprises Inc. monthly principal and interest installments of $15,543, with interest compounded at 5% until maturity in August 2028, at which time a final payment of principal and interest is due. The mortgage is secured by the related real estate and building. The mortgage balance was $0.6 million and $0.8 million as of December 31, 2024 and 2023, respectively.

PROPOSAL 3
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of our Board has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2025, and our Board is asking stockholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the stockholders approve the selection of Deloitte & Touche LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not approve the selection, the Audit Committee will reconsider the retention of Deloitte & Touche LLP, but ultimately may decide to retain Deloitte & Touche LLP as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Before selecting Deloitte & Touche LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP in all of these respects. The Company has been advised by Deloitte & Touche LLP that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Deloitte & Touche LLP served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2024 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2025. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit Fees and Services
Audit and other fees billed to us by Deloitte & Touche LLP for the years ended December 31, 2024 and 2023 are as follows:

	2024	2023
Audit Fees	$1,545,087	$1,251,430
Audit-Related Fees	—	—
Tax Fees	—	—
Total	$1,545,087	$1,251,430
Audit Fees. Audit fees for 2024 included additional fees for professional services rendered in 2024 related to the accounting and audit procedures for the Term Loan and Convertible Notes, and the acquisition of Boston O&P. Audit fees for 2023 included additional fees rendered in 2023 related to the acquisitions of MedTech Concepts LLC and Rhino Pediatric Orthopedic Designs, Inc.
 Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2024 or 2023.
 Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2024 or 2023.

Pre-Approval by Audit Committee of Principal Accountant Services.
The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Deloitte & Touche LLP that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.
Required Vote of Stockholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Deloitte & Touche LLP.

Our Board recommends that you vote FOR the proposal to approve the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for 2025 (Proposal 3 on the proxy card).

COMPLIANCE WITH SECTION 16(A)
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company’s Common Shares and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2024, except for the following:

Director/Executive Officer	Filing/Date	Transaction
Harold Ruf	Form 4/June 10, 2024	Late notification of three transactions

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING
Proposals of stockholders pursuant to Rule 14a-8 under the Exchange Act intended to be presented at the 2026 annual meeting of stockholders must be received by the Secretary at its principal office by December 12, 2025, for inclusion in the Company’s 2026 proxy statement and form of proxy relating to that meeting. If notice of any other stockholder proposal intended to be presented at the 2026 annual meeting is not received by the Company on or before February 22, 2026, the proxy solicited by the Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company's proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

The process by which a stockholder may suggest a candidate for consideration by the Corporate Governance Committee as a director-nominee is set forth in Article II, Section 2.3, of the Company’s bylaws.

Article II, Section 2.3, of the Company’s bylaws includes separate advance notice provisions applicable to stockholders who intend to solicit proxies in support of director nominees for election at an annual meeting of stockholders, other than the Company’s nominees, or to bring proposals before an annual meeting of stockholders other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Company’s bylaws. To be timely, a stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in the year 2026 must deliver the proposal so that it is received by the Company no earlier than January 23, 2026, and no later than February 22, 2026. However, if we hold the 2026 annual meeting of stockholders more than 30 days before, or more than 60 days after, the anniversary of the 2025 annual meeting of stockholders date, then the information must be received no earlier than the 120th day prior to the 2026 annual meeting of stockholders date, and not later than (i) the 90th day prior to the annual meeting of stockholders date or (ii) the 10th day after public disclosure of the annual meeting of stockholders date, whichever is later. Notwithstanding the foregoing, if the number of directors to be elected to our Board at the annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the 2025 annual meeting of stockholders date, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary within 10 days after the date on which such public announcement is first made.

Any proposals or notices should be mailed to the chairperson of the Corporate Governance Committee of the Board of Directors, in care of the Secretary, at OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, by certified mail, return-receipt requested.

ANNUAL REPORT
Upon written request, the Company will provide without charge to each stockholder who does not otherwise receive a copy of the Company’s annual report to stockholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the SEC for the year ended December 31, 2024. Please address all requests to:
Daniel Gerritzen, Secretary
OrthoPediatrics Corp.
2850 Frontier Drive
Warsaw, Indiana 46582